Exhibit 10.1

Department of Banking and Finance

2990 Brandywine Road, Suite 200
Atlanta, Georgia 30341
Sonny Perdue	770-986-1633	Robert M. Braswell
Governor	www.gadbf.org	Commissioner

June 24, 2009

The Board of Directors
Habersham Bank
P. O. Box 1980
Cornelia, Georgia 30531

Dear Members of the Board:

The results of the joint visitation of Habersham Bank, conducted by the Georgia Department of Banking and Finance (Department) and FDIC as of September 22, 2008, reveal that the condition of the bank is unsatisfactory, with the deficiencies noted being of such magnitude that the bank's operation is considered unsafe and unsound by the Department.

Accordingly, the Department, in consultation with the Federal Deposit Insurance Corporation, is issuing this ORDER, pursuant to the provisions of Subsection 7-1-9I(d) of the Financial Institutions Code of Georgia, requiring the bank to CEASE AND DESIST from the following enumerated unsafe and unsound practices and to adopt a program of corrective program as a means to address the deficiencies. The unsafe and unsound practices are as follows:

1          Operating with supervision and direction over the financial affairs that has not been adequate for the current risk profile of the Bank;
2          Operating the bank with a level of capital that has not been adequate based on the level of risk identified:
3          Operating with a large volume of assets subject to adverse classification
4          Operating with a large volume of loan concentrations, which reflect a lack of diversity in the loan portfolio;
5          Operating with earnings that have not been adequate; and
6          Operating with liquidity levels that need to be enhanced.

This Order to Cease and Desist (ORDER) between the Georgia Department of Banking and Finance and the Regional Director of the Federal Deposit Insurance Corporation (Supervisory Authorities) and the Board of Directors is designed to bring about correction of the currently identified problems of the bank by a good faith effort on the part of the Board of Directors and bank management, without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, to comply with each particular paragraph of the ORDER. The program of corrective action to be adopted is as follows,with all time periods contained herein to begin with the effective date of the ORDER:

1. BOARD OF DIRECTORS

Within 30 days from the effective date of this ORDER, the Board of Directors (Board) shall continue its increased participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The participation shall continue to include meetings that are held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expense; liquidity and funding reports; new, overdue, renewal, insider, charge-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall continue to fully document these reviews and approvals, including the names of any dissenting directors. Additionally, any committees of the Board that meet need to continue to maintain in complete and accurate minutes of their meetings.

2. MANAGEMENT

a)           The Bank shall have and retain qualified management. Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities. Management shall include a chief executive officer/president, a senior lending officer, and a chief financial officer (three separate individuals.) Each member of management shall be provided appropriate written authority from the Bank's Board to implement the provisions of this ORDER.

b)           The qualifications of management shall be assessed on its ability to:

(i)        comply with the requirements of this ORDER;
(ii)       operate the bank in a safe and sound manner;
(iii)      comply with applicable laws and regulations; and
(iv       restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, risk management and sensitivity to market risk.

c)           During the life of this ORDER, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Bank's Board or employ any individual as a senior executive officer, as the term is defined in the Federal Reserve Board's Regulation O. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

3. CAPITAL AND DIVIDENDS

a)           Beginning with the effective date of this ORDER, the Bank shall maintain a Tier I Leveraged Capital Ratio (as defined in Part 325 of the FDIC's Rules and Regulations) of not less than eight (8%) percent.

b)           Beginning with the effective date of this ORDER, the Bank shall maintain a Total Risk-Based Capital ratio of at least ten (10%) percent (as defined in Part 325 of the FDIC's Rules and Regulations).

c)           The level of the capital ratios outlined in 3(a) and 3(b) will be maintained throughout the life of this ORDER and shall be in addition to maintaining a fully funded Allowance for Loan and Lease Losses (ALLL). The adequacy of the ALLL shall be satisfactory to the Supervisory Authorities, as determined via the review of available financial information and/or at subsequent examinations or visitations.

d)           The Bank shall not pay cash dividends or bonuses without the prior written consent of the Supervisory Authorities.

4. REDUCTION OF CLASSIFIED ITEMS

a)           Within 60 days from the effective date of this ORDER, the Bank shall review and if necessary, revise its written plan to provide for the reduction of the aggregate balance of all items classified "Substandard" or "Doubtful" in the Report of Examination, dated September 22,2008 ($37,206,000), in accordance with the following schedule:

(i)        Within 180 days, a reduction of twenty-five percent (25%) in the balance of loans classified "Substandard" or "Doubtful;"
(ii)       Within 360 days, a reduction of forty percent (40%) in the balance of loans classified "Substandard" or "Doubtful;" and
(iii)      Within 540 days, a reduction of sixty percent (60%) in the balance of loans classified "Substandard" or "Doubtful".

b)           For purposes of this paragraph, "number of days "means number of days from the effective date of this ORDER. The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified items.

c)           The written plan mandated by this provision shall also include, but not be limited to, the following:

(i)        a schedule for reducing the outstanding dollar amount of each adversely classified item (at a minimum, the schedule must show the projected dollar balance of each adversely classified item on a quarterly basis);
(ii)       a schedule showing the projected consolidated balance of all adversely classified items on a quarterly basis and the ratio of the consolidated balance to the Bank's projected Tier I capital plus the ALLL;
(iii)      a provision requiring the submission of monthly written progress reports to the Board; and
(iv)      a provision mandating that the Board review monthly progress reports, with a notation of the review recorded in the minutes of the meeting of the Board.

d)           The written reduction plan shall include specific actions being taken to reduce the Bank's risk exposure in each item totaling $500,000 or more and classified "Substandard" or "Doubtful" in the Report of Examination. For purposes of this provision, "reduce" means to collect, charge off, or improve the quality of an item so as to warrant its removal from adverse classification by the Supervisory Authorities. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified item totaling $500,000 or over, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of my pledged or assigned collateral, and any possible actions to improve the Bank's collateral position.

e)           With 60 days from the effective date of this ORDER, the Bank shall submit the written reduction plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan. The written reduction plan shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities concurrently with the other progress reports via requirements set forth in paragraph 13 of this ORDER,.

5. NO ADDITIONAL CREDIT

a)           Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, "Loss" or "Doubtful" and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

b)           Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, "Substandard" and is uncollected.

c)           Paragraph 5(b) shall not apply if that Bank's failure to extend further credit to a particular borrower would be detrimental to the best interest of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board, or a designated committee thereof, who shall certify, in writing:

(i)        why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;
(ii)       that the Bank's position would be improved thereby; and
(iii)      how the Bank's position would be improved.

The signed certification shall be made a part of the minutes of the Board or designated committee with a copy retained in the borrower's credit file.

6. CHARGE-OFF

a)           Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" and fifty (50) percent of all assets or portions of assets classified "Doubtful" in the Report of Examination or visitation that have not been previously collected or charged-off. (If an asset classified "Doubtful" is a loan or a lease, the Bank may, in the alternative, increase its ALLL by an amount equal to fifty (50) percent of the loan or lease classified "Doubtful"). Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

b)           Additionally, while this ORDER remains in effect, the Bank shall, within 30 days of the receipt of any future Report of Examination or visitation of the Bank from the FDIC or the DEPARTMENT, eliminate from its books, by collection, charge off, or other proper entries, the remaining balance of any assets classified "Loss" and 50 percent of those classified "Doubtful" unless otherwise approved in writing by the Supervisory Authorities. (If an asset classified "Doubtful" is a loan or a lease, the Bank may, in the alternative, increase its ALLL by an amount equal to fifty (50) percent of the loan or lease classified "Doubtful").

7. ESTABLISH/MAINTAIN ALLOWANCE FOR LOAN AND LEASE LOSSES

a)           Within 30 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and revise its policy for determining the adequacy of the ALLL, and such policy shall be comprehensive. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified "Loss." The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed within twenty-one, (21) days after the end of each calendar quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income, which shall be dated and reflect findings as of the most recent quarter end. The review should focus on the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied for the calendar quarter prior to submitting the Report of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank's policy for determining the adequacy of the Bank's ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

8. REDUCE CONCENTRATIONS OF CREDIT

a)           Within 90 days from the effective date of the ORDER, the Bank shall perform a risk segmentation analysis with respect to the Concentrations of Credit listed in the visitation and any other concentration deemed important by the Bank. Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups which are considered economically related and in the aggregate represent 100 percent or more of the Bank's total capital. A copy of this analysis will be provided to the Supervisory Authorities for review and comment. Upon receiving comments from the Regional Director and/or the Commissioner, the Board agrees to develop a plan to reduce any segment of the portfolio that the Regional Director and/or Commissioner deem to be an undue concentration of credit in relation to the Bank's capital account. The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined via the review of available financial information and/or at subsequent examinations or visitations.

9. LOAN REVIEW PROGRAM

a)           Within 60 days from the effective date of this ORDER, the Bank shall adopt an effective system of loan review and grading. This can be accomplished by either a dedicated staff member or by hiring an outside consultant. At a minimum, the loan review function should address the following objectives:

(i)        To promptly identify loans with well defined credit weaknesses so that timely action can be taken to minimize credit loss;
(ii)       To provide essential information for determining the adequacy of the ALLL;
(iii)      To identify relevant trends affecting the collectability of the loan portfolio and isolate potential problem areas;

(iv)      To evaluate the activities of the lending personnel;
(v)       To assess the adequacy of, and adherence to, loan policies and procedures, and to monitor compliance with relevant laws and regulations;
(vi)      To provide the board of directors and senior management with an objective assessment of the overall portfolio quality; and
(vii)     To provide management with information related to credit quality that can be used for financial and regulatory reporting purposes.

10. PLAN FOR EXPENSES/PROFITABILITY

a)           Within 90 days from the effective date of this ORDER, the Bank shall revise and fully implement a written profit plan and a comprehensive budget for all categories of income and expense. The profit plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank's other written policies, to improve the Bank's net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain the earnings of the Bank. The plan shall include a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components. Thereafter, the Bank shall formulate a profit plan and budget by November 30 of each subsequent year.

b)           The profit plan and budget required by subparagraph 10(a) of this ORDER, shall be submitted to the Supervisory Authorities for review and comment. Upon receipt of any regulatory commentary, the Board shall fully implement the plan within 30 days.

c)           Following the end of each calendar quarter, the Board shall evaluate the Bank's actual performance in relation to the profit plan and budget required by subparagraph 10(a) of this ORDER and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

11. LIQUIDITY AND FUNDS MANAGEMENT

a)           Beginning with the effective date of this ORDER, Bank management shall continue to review the Bank's liquidity position daily to ensure that the Bank has sufficient liquid assets or sources of liquidity to meet current and anticipated liquidity needs. This review shall continue to include an analysis of the Bank's projected sources and uses of funds over the next operating quarter on a rolling basis (cash flow analysis). The results of this review shall be presented to the Board for review each month, with the review noted in the Board minutes.

b)           Within 60 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity contingency funding plan. The written liquidity contingency funding plan shall incorporate the applicable guidance contained in Financial Institution Letter (FIL) 84-2008 dated August 26, 2008, entitled Liquidity Risk Management. The liquidity contingency plan shall provide restrictions on the use of Brokered and Internet deposits consistent with safe and sound banking practices. Such plan shall be submitted to the Supervisory Authorities for review and approval, and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.

c)           While the ORDER is in effect and the Bank maintains an "Adequately Capitalized" capital position or better (for Prompt Corrective Action "PCA" purposes), the Bank may not accept, renew, or roll over brokered deposits without applying and receiving a brokered deposit waiver from the FDIC under Part 337 of the FDIC's Rules and Regulations, 12 C.F.R. Part 337. If the Bank's capital position declines to below "Adequately Capitalized" status for PCA purposes, the Bank may not accept, renew, or roll over any brokered deposits.

12. DISCLOSURE

a)           Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Registration Disclosure Section, 550 17th Street, N.W., Room F 6066, Washington, D.C. 20429, and to the Commissioner, Department of Banking and Finance, 2990 Brandywine Road, Suite 200, Atlanta, Georgia 30341 to review at least twenty (20) days prior to dissemination to shareholders. Any changes requested to be made by the Supervisory Authorities shall be made prior to dissemination of the description, communication, notice, or statement.

13. PROGRESS REPORTS

Within 30 days of the end of the first calendar quarter following the effective date of this ORDER, and within 30 days of the end of each calendar quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof Such reports shall include a copy of the Bank's Reports of Condition and Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.

This ORDER shall become effective ten (10) days from the date of its issuance. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the Supervisory Authorities.

This Order is issued under the provision of Section 7-1-91 (d) of the Financial Institutions Code of Georgia.

This the 30th day of June, 2009.

/s/ Robert M. Braswell
Robert M. Braswell
Commissioner of the State of Georgia
Department of Banking and Finance

The undersigned, as Regional Director of the Federal Deposit Insurance Corporation's Atlanta Regional Office, acknowledges this Cease and Desist Order issued by the Georgia Department of Banking and Finance and considers its acceptance as representing a commitment to the Federal Deposit Insurance Corporation from the Board of Directors of Habersham Bank, Clarkesville, Georgia, to make a good faith effort to comply with the terms of this Agreement.

Acting Regional Director
/s/ Doreen R. Eberley

Doreen R. Eberley
Acting Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The undersigned Directors of Habersham Bank, Clarkesville, Georgia, acknowledge receipt of and agree to make a good faith effort to comply with the terms and conditions of this ORDER.

/s/ Edward D. Ariail
Edward D. Ariail

/s/ Thomas A. Arrendale, III
Thomas A Arrendale, III

/s/ Bonnie S. Bowling
Bonnie S. Bowling

/s/ Ben F. Cheek, III
Ben F. Cheek, III

/s/ Michael Owen
Michael Owen

/s/ Michael Martin
Michael Martin

/s/ James A. Stapleton, Jr.
James A. Stapleton, Jr.

/s/ David D. Stovall
David D. Stovall

/s/ Calvin R. Wilbanks
Calvin R. Wilbanks